Exhibit  99.1

SALEM COMMUNICATIONS ANNOUNCES EXPIRATION OF TENDER OFFER FOR 7¾% NOTES

CAMARILLO, CA December 15, 2009 — Salem Communications Corporation (“Salem”) (Nasdaq: SALM), announced today the expiration of its previously announced cash tender offer and consent solicitation (collectively, the “Offer”) for any and all of the outstanding 7¾% Senior Subordinated Notes due 2010 (the “Notes”) of Salem Communications Holding Corporation, a wholly owned subsidiary of Salem.  The Offer expired as of 11:59 p.m., New York City time, on December 14, 2009.

As previously announced, Salem purchased $89.655 million aggregate principal amount of the Notes, or 100% of the outstanding aggregate principal amount of the Notes, that had been validly tendered and not withdrawn prior to the consent payment deadline of 5:00 p.m., New York City time, on November 30, 2009.

Banc of America Securities LLC and Houlihan Lokey served as joint Dealer Managers and Solicitation Agents and Global Bondholder Services Corporation served as Information Agent and Depositary for the Offer.

This announcement does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of tenders or consents with respect to any Notes.

Company Contact:
Evan Masyr
Salem Communications
(805) 987-0400 ext. 1053
evanm@salem.cc